                              i2 TECHNOLOGIES, INC.
                            STOCK PURCHASE AGREEMENT

       I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the purchase period specified below, and I hereby subscribe to purchase shares of Common Stock of i2 Technologies, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks during the purchase period in the 1% multiple of my earnings (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

       The ESPP is generally comprised of a series of successive 6-month purchase periods. Purchase periods will begin on the first business day of May and November each year. However, the initial purchase period will begin at the time of the initial public offering of the Common Stock and end on the last business in October 1996. My participation will automatically remain in effect from purchase period to purchase period in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions once during each purchase period but I may not increase the rate of my payroll deductions until the beginning of the next purchase period.

       My payroll deductions will be accumulated for the purchase of shares of the Common Stock on the last business day of the purchase period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the purchase period or (ii) the fair market value per share on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase during any purchase period to 1,000 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding. A stock certificate will be issued for the shares purchased on my behalf after the end of each purchase period.

       I can withdraw from the ESPP at any time prior to the last business day of the purchase period and elect either to have the Corporation refund all my payroll deductions for that period or to have such payroll deductions applied to the purchase of Common Stock at the end of such period. However, I may not rejoin that particular purchase period at any later date. Upon the termination of my employment for any reason or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be refunded. Should I die while an ESPP participant, my payroll deductions will automatically cease and my estate will receive a refund of my payroll deductions for the purchase period in which I die.

       If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of the purchase period. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

       The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

       I have received a copy of the Summary and Prospectus (or the Question and Answer Summary) summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

       Date:              , 199
            --------------     --      -----------------------------------------
                                       Signature of Employee

                                       Printed Name:
                                                    ----------------------------

       Start Date of my Purchase Period:               , 199
                                        ---------------     --